Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

LIFECORE BIOMEDICAL, LLC

AND

BMO HARRIS BANK N.A.

Dated as of:  May 23, 2012

CREDIT AND SECURITY AGREEMENT

Dated as of May 23, 2012

LIFECORE BIOMEDICAL, LLC, a Minnesota limited liability company (the “Borrower”), and BMO HARRIS BANK N.A., a national banking association (the “Lender”), hereby agree as follows:

ARTICLE I

Definitions

Section 1.1                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

 “Advance” has the meaning given in Section 2.1 hereof.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement, as amended, supplemented or restated from time to time.

“Availability” means the difference of (i) the Borrowing Base and (ii) the sum of (A) the outstanding principal balance of the Revolving Note and (B) the L/C Amount.

“Banking Day” means a day other than a Saturday, Sunday or other day on which banks are generally not open for business in Minneapolis, Minnesota.

“Borrowing Base” means, at any time the lesser of:

(a)           the Maximum Line; or

(b)           the sum of (i) 80% of Eligible Accounts, plus (ii) 70% of Eligible Abbott Accounts, plus (iii) 75% of Eligible Canadian Accounts, plus (iv) 70% of Eligible Novartis Accounts, plus (v) the lesser of (A) the sum of 65% of Eligible Inventory plus 50% of Eligible Raw Materials, and (B) $5,000,000.

The amount of the Borrowing Base shall be determined periodically from the most recent Borrowing Base Certificate and supporting reports delivered to the Lender pursuant to Section 6.1(e) hereof.

“Collateral” means all of the Borrower’s personal property including, without limitation, Accounts, chattel paper (including, without limitation, electronic chattel paper and tangible chattel paper), deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, patents, patent rights, copyrights, trademarks, trade names, goodwill, royalty rights, franchise rights, license rights, software, payment intangibles, commercial tort claims, all sums on deposit in any collateral account and any items in any lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (vi) all collateral subject to the lien of any Security Document; (vii) any money, or other assets of the Borrower, that now or hereafter come into the possession, custody or control of the Lender; and (viii) all supporting obligations.

“Commitment” means the Lender’s commitment to make the Advances and issue Letters of Credit to or for the Borrower’s account pursuant to Article II hereof.

“Contingent Purchase Price Payments” means certain payments to be made on or prior to May 31, 2012, not to exceed $10,000,000 in the aggregate, by the Borrower to Warburg Pincus Private Equity IX, L.P. and other designated Persons in accordance with that certain Stock Purchase Agreement, dated as of April 30, 2010, by and among Landec, the Borrower, Holdings and Warburg Pincus Private Equity IX, L.P., and the Transaction Bonus Plan of Holdings.

“Credit Facility” means the credit facility being made available to the Borrower by the Lender pursuant to Article II hereof.

“Debt” means all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined.  For purposes of determining aggregate Debt, “Debt” shall also include the aggregate payments required to be made at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the first day of any month during which a Default or an Event of Default has occurred and ending on the date the Lender notifies the Borrower in writing that such Event of Default has been cured or waived.

“Default Rate” means, an annual rate equal to two percent (2.0%) over the rate or rates otherwise payable hereunder.

“EBITDA” means earnings before interest, tax, depreciation and amortization expense.

“Eligible Abbott Accounts” means the unpaid Accounts of the Borrower owed by an office of Abbott Medical Optics located outside the United States or Canada and otherwise deemed eligible pursuant to the definition of Eligible Accounts set forth herein, except that that portion of the Eligible Abbott Accounts unpaid seventy-five (75) days or more after the invoice date shall not be deemed Eligible Abbott Accounts.

“Eligible Accounts” means all unpaid Accounts of the Borrower, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

(i)             That portion of Accounts unpaid one hundred twenty (120) days or more after the invoice date;

(ii)            That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii)           That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer (excluding “bill and hold” arrangements with Alcon Pharmaceuticals Ltd.);

(iv)           Accounts owed by any unit of the United States government or any school district;

(v)            Accounts owed by an account debtor located outside the United States (except with respect to Eligible Abbott Accounts, Eligible Canadian Accounts and Eligible Novartis Accounts);

(vi)           Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(vii)          Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;

(viii)         Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;

(ix)           That portion of Accounts that has been restructured, extended, amended or modified;

(x)            That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xi)           At Lender’s option, accounts owed by an account debtor, regardless of whether otherwise eligible, if ten percent (10%) or more of the total amount due under Accounts from such debtor is more than ninety (90) days past due or is ineligible under clauses (i), (ii) or (ix) above; and

(xii)          Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its Permitted Discretion.

“Eligible Canadian Accounts” means the unpaid Accounts of the Borrower owed by an account debtor located in Canada and otherwise deemed eligible pursuant to the definition of Eligible Accounts set forth herein.

“Eligible Inventory” means all inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:

(i)            Inventory, that is:  in-transit; not subject to a perfected, first priority security interest in favor of the Lender; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; or on consignment to or from any other person or subject to any bailment;

(ii)           Supplies, packaging or parts inventory;

(iii)           Work-in-process inventory;

(iv)           Inventory that is damaged, obsolete or not currently saleable in the normal course of the Borrower’s operations;

(v)            Inventory that is greater than twelve (12) months old;

(vi)           Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vii)           Inventory that is subject to a security interest in favor of any person other than the Lender, unless such security interest is subordinated to the Lender’s lien pursuant to a subordination agreement acceptable to the Lender; and

(viii)          Inventory otherwise deemed ineligible by the Lender in its Permitted Discretion.

“Eligible Novartis Accounts” means the unpaid Accounts of the Borrower owed by Alcon Pharmaceuticals Ltd. or Hexal and otherwise deemed eligible pursuant to the definition of Eligible Accounts set forth herein, except that that portion of the Eligible Novartis Accounts unpaid sixty (60) days or more after the invoice date shall not be deemed Eligible Novartis Accounts.

“Eligible Raw Materials” means any raw material (including packaging raw material) that relates to current products that are readily available for sale, provided, however, that discontinued or obsolete raw material shall not be deemed Eligible Raw Material.

 “Environmental Laws” has the meaning specified in Section 5.12 hereof.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning specified in Section 8.1 hereof.

“Fixed Charge Coverage Ratio” means (i) EBITDA less unfinanced capital expenditures, less dividends, plus management fees paid to Landec or Holdings, divided by (ii) the required principal payments and interest expense on all indebtedness of the Borrower, plus cash management fees, plus cash taxes, plus cash payments and cash advances made to Landec or Holdings, less the Contingent Purchase Price Payments, all for the previous four fiscal quarters; provided, however, for the fiscal quarters ending as of August 26, 2012, November 25, 2012, and February 24, 2013, the required principal payments and interest expense on the Term Note shall be annualized.

“Funding Date” has the meaning given in Section 2.1 hereof.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.5 hereof.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Hazardous Substance” has the meaning given in Section 5.12 hereof.

“Hedging Obligations” means all liabilities of the Borrower under Swap Contracts that are either (a) in existence as of the Funding Date or (b) entered into with the Lender or one of its Affiliates.

“Holdings” means Lifecore Biomedical, Inc., a Delaware corporation.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of finished goods, whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Landec” means Landec Corporation, a Delaware corporation.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Lender.

“Letter of Credit” has the meaning specified in Section 2.3.  The Letter of Credit issued pursuant to the Reimbursement Agreement shall not be considered a Letter of Credit under the terms of this Agreement.

“LIBOR Rate” means the annual rate equal to the rate at which U.S. dollar deposits are offered on the first (1st) day of each calendar month on or about 9 a.m., Milwaukee, Wisconsin, time (rounded upwards, if necessary, to the nearest 1/16th of 1%) as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).  If BBA LIBOR for the one (1) month period is not provided or reported on the first (1st) day of a month because, for example, it is a weekend or holiday or for another reason, LIBOR shall be established as of the preceding day on which a BBA LIBOR rate is provided for a one (1) month period and reported by the selected news service.

“Loans” means, collectively, the Revolving Loan and the Term Loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents and any other document related to the financing transactions contemplated hereby.

“Maturity Date” for the Revolving Note means May 23, 2013, and for the Term Note means May 23, 2016.

“Maximum Line” means $8,000,000.00.

“Notes” means, collectively, the Revolving Note and the Term Note.

“Obligations” means the Notes and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Obligation of Reimbursement and all indebtedness of the Borrower arising under this Agreement, the Notes, any L/C Application completed by the Borrower, any Swap Contract, the Reimbursement Agreement or any other loan or credit agreement or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

“Obligation of Reimbursement” has the meaning given in Section 2.4(a).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Liens” has the meaning given in Section 7.1 hereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession.

“Quick Ratio” means (i) current assets less inventory (excluding receivables owed by Landec), divided by (ii) current liabilities (excluding payables owed to Landec), all as of the end of each fiscal quarter.

“Reimbursement Agreement” means that certain Reimbursement Agreement of even date herewith between the Borrower and the Lender, as the same may hereafter be amended, supplemented or restated from time to time.

“Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

“Revolving Loan” means the revolving loan made by the Lender to the Borrower in the original principal amount of $8,000,000.00 pursuant to Section 2.1 hereof.

“Revolving Note” means the Borrower’s revolving note, payable to the order of the Lender in substantially the form of Exhibit A hereto and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Documents” means this Agreement and any other document delivered to the Lender from time to time to secure the Obligations, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Interest” means, collectively, the security interests granted by the Borrower to the Lender pursuant to the Security Documents.

“Special Account” means a specified cash collateral account maintained with the Lender in connection with Letters of Credit, as contemplated by Section 2.5.

“Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swap Contract” means:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Tangible Net Worth” means the difference between (i) the tangible assets of the Borrower, which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper and (ii) all Debt of the Borrower; provided, however, that notwithstanding the foregoing in no event shall there be included as such tangible assets which are recorded on the balance sheet of the Borrower including patents, trademarks, trade names, copyrights, licenses, goodwill, organizational expenses, research and development expenses, covenants not to compete, training costs and other similar intangibles, licenses and rights in any thereof, receivables from Affiliates, directors, officers or employees, deferred charges or treasury stock or any securities or Debt of the Borrower or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, and any other assets designated from time to time by the Lender, in its Permitted Discretion.

“Term Loan” means the term loan made by the Lender to the Borrower in the original principal amount of $12,000,000.00 pursuant to Section 2.2 hereof.

“Term Note” means  the Borrower’s term note, payable to the order of the Lender in substantially the form of Exhibit B hereto and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to 8.2 hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of Minnesota, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Section 1.2                      Cross References.  All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II

Amount and Terms of the Credit Facility

Section 2.1                      Revolving Loan.  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances (each an “Advance,” and collectively, the “Advances”) to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 hereof are satisfied (the “Funding Date”) to the Termination Date in the amount of up to $8,000,000.00, individually or in the aggregate.  No Advances shall be made in an amount less than $10,000.00, or multiples thereof, other than Advances made automatically pursuant to the terms hereof.  The Lender shall have no obligation to make an Advance if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section or otherwise would exceed the Borrowing Base.  The Borrower’s obligation to pay the Advances shall be evidenced by the Revolving Note and shall be secured pursuant to the Security Documents.  Within the limits set forth in this Section, the Borrower may borrow, prepay pursuant to 2.12 hereof and reborrow.  The Revolving Note shall be due and payable in full on the Termination Date.  The Borrower agrees to comply with the following procedures in requesting Advances under this Section:

(a)           The Borrower shall make each request for an Advance to the Lender before 1:00 p.m. (Minneapolis time) of the day of the requested Advance.  Requests may be made in writing or by telephone, specifying the date of the requested Advance and the amount thereof.  Each request shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person whom the Lender reasonably believes to be an officer of the Borrower or such a designated agent.

(b)           Upon fulfillment of the applicable conditions set forth in Article IV hereof, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement.  Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 hereof have been satisfied as of the time of the request.

Section 2.2                      Term Loan.  On the date hereof, the Lender has made the Term Loan to the Borrower in the amount of $12,000,000.  The Borrower’s obligation to pay the Term Loan shall be evidenced by the Term Note and shall be secured pursuant to the Security Documents.  The Term Note shall be due and payable on the Termination Date.

Section 2.3                      Letters of Credit.

(a)           The Lender agrees, on the terms and subject to the conditions herein set forth, to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account.  The Lender shall have no obligation to issue any Letter of Credit if (i) the face amount of the Letter of Credit to be issued would exceed the Maximum Line less the sum of (A) all outstanding and unpaid Advances and (B) the L/C Amount.  Notwithstanding anything to the contrary contained herein, at no time shall the L/C Amount exceed the sum of $3,500,000.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower for the benefit of the Lender, completed in a manner satisfactory to the Lender.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b)           No Letter of Credit shall be issued with an expiry date later than the Maturity Date for the Revolving Note; provided, however, that the issuance of any Letter of Credit with an expiry date later than the Maturity Date for the Note shall not alter or affect the Borrower’s obligations under Section 2.5 hereof with respect to the Special Account.

(c)           Any request to cause the Lender to issue a Letter of Credit under this Section 2.3 shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

Section 2.4                      Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.  The Borrower acknowledges that the Borrower, as applicant, will be liable to the Lender for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application.  Accordingly, the Borrower agrees to pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a)           The Borrower hereby agrees to pay the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)           Whenever a draft is submitted under a Letter of Credit, the Lender shall make an Advance in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Advance thereto.  Such Advance shall be repayable in accordance with and be treated in all other respects as an Advance hereunder.

(c)           If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period then exists or for any other reason, to obtain an Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate for the Revolving Note.  Notwithstanding the Borrower’s inability to obtain an Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)           The Borrower’s obligation to pay any Advance made under this Section 2.4, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.8.

Section 2.5                      Special Account.  If the Credit Facility expires or is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  Amounts on deposit in the Special Account may be applied by the Lender at any time or from time to time to the Obligations in the Lender’s sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrower at such time as the L/C Amount is reduced to $0.

Section 2.6                      Obligations Absolute.  The Borrower’s obligations arising under Section 2.4 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.4, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b)           any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)           the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)           any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)           payment by or on behalf of the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, except to the extent resulting from the willful misconduct or gross negligence of the Lender.

Section 2.7                      Fees.  The Borrower shall pay to the Lender a fully earned, non-refundable up-front fee in the amount of $50,000 in connection with the Loans, which shall be paid to the Lender in cash on the Funding Date.

Section 2.8                      Interest; Default Interest; Participations; Usury.  Interest shall accrue on the Notes as set forth below:

(a)           Interest – Revolving Note.  The outstanding principal balance of the Revolving Note shall bear interest at the LIBOR Rate, as the same changes from time to time, plus one and eighty-five hundredths percent (1.85%) per annum (the “Revolving Rate”).

(b)           Interest – Term Note.  The outstanding principal balance of the Term Note shall bear interest at the LIBOR Rate, as the same changes from time to time, plus two percent (2.00%) per annum (the “Term Rate”).

(c)           Default Interest Rate.  At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal of the Notes outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Lender from time to time during that Default Period.

(d)           Participations.  If any Person shall acquire a participation in the Loans under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the rate set forth herein, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(e)           Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.

Section 2.9                      Fees.

(a)           Letter of Credit Fees. The Borrower agrees to pay the Lender a fee with respect to the Letters of Credit, if any, accruing on a daily basis and computed at a per annum rate equal to two percent (2.00%) on the aggregate amount that may be drawn on such Letters of Credit assuming compliance with all conditions for drawing thereunder; provided, however that during a Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase by two percent (2.00%) over the otherwise applicable rate.  Such fee shall be payable in advance on the date of issuance of a Letter of Credit and on the same day of each calendar year thereafter while such Letter of Credit is outstanding.  The foregoing fee shall be in addition to any and all fees, commissions and charges of the Lender with respect to or in connection with such Letter of Credit.

(b)           Letter of Credit Administrative Fees. The Borrower agrees to pay the Lender, within ten (10) days after written demand, the reasonable administrative fees charged by the Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Lender for such services rendered on behalf of customers of the Lender generally.

(c)           Audit Fees.  The Borrower hereby agrees to pay the Lender, within ten (10) days after written demand, reasonable audit fees in connection with audits or inspections conducted by the Lender of any Collateral or the Borrower’s operations or business, at the rates established from time to time by the Lender as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting such audits or inspections.

Section 2.10                      Interest Calculation Method.  Interest on the Notes shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under the Notes shall be computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated herein.

Section 2.11                      Capital Adequacy; Increased Costs and Reduced Return.  If any Related Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change.  For purposes of this Section:

(a)           “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.  Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(b)           “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.  Such rules include rules imposing taxes, duties or other similar charges, or mandating reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(c)           “Related Lender” includes (but is not limited to) the Lender, any parent corporation of the Lender and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder.

(d)           “Return,” for any period, means the return as reasonably and in good faith determined by such Related Lender on the Advances and Letters of Credit based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect and costs of issuing or maintaining any Letter of Credit.  Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(e)           “Rule Change” means any change in any Capital Adequacy Rule or L/C Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules or L/C Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of such Related Lender.

Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error.  In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.

Section 2.12                      Voluntary Prepayment.  The Borrower may prepay the Notes in whole at any time or from time to time in part, and may terminate the Revolving Loan or reduce the Maximum Line, without penalty or premium.  All prepayments of principal under the Term Note shall be applied in the inverse order of their maturities.

Section 2.13                      Mandatory Prepayments.  The Borrower shall make the following mandatory prepayments:

(a)           Without notice or demand, if the sum of the outstanding principal balance of the Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall immediately prepay the Revolving Note to the extent necessary to eliminate such excess.  Any payment received by the Lender under this Section or under Section 2.12 hereof may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

(b)           Without notice or demand, the sums equal to:

(i)            one hundred percent (100%) of the proceeds of any sales or issuances of equity or debt securities by the Borrower, with certain exceptions as may be approved by the Lender in writing;

(ii)           one hundred percent (100%) of the proceeds of any sale or disposition of any assets (other than sales of inventory in the normal course of business) in excess of $150,000 in the aggregate in any fiscal year of the Borrower; and

(iii)          one hundred percent (100%) of any insurance or condemnation proceeds not otherwise used to repair or replace such underlying assets.

Section 2.14                      Principal and Interest Payments.

(a)           Revolving Note.  Accrued interest on the Revolving Note shall be due and payable monthly on the first (1st) day of each calendar month commencing on June 1, 2012, and continuing on the first (1st) day of each calendar month thereafter until the Revolving Note is paid in full.  The full amount of principal plus accrued interest on the Revolving Note shall be due and payable on the Termination Date.

(b)           Term Note.  Commencing on June 1, 2012, and continuing on the first (1st) day of each calendar month thereafter during the term of the Term Note, principal in equal consecutive monthly installments of $250,000 each, plus accrued interest, shall be due and payable.  The full amount of principal plus accrued interest on the Term Note shall be due and payable on the Termination Date.

Section 2.15                      Payments.  All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender.  In order to ensure timely payment to the Lender of principal, accrued interest, fees and charges owing under the Notes, the Borrower hereby irrevocably authorizes the Lender to debit any demand deposit account which the Borrower has with the Lender for payment when due of such amounts payable to the Lender.  Notwithstanding anything in Section 2.1 hereof, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 4.2 hereof would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable.

Section 2.16                      Payment on Non Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

Section 2.17                      Use of Proceeds.  The Borrower shall use the proceeds of the Notes and each Letter of Credit to fund working capital needs and to retire existing indebtedness of the Borrower.

Section 2.18                      Liability Records.  The Lender may maintain from time to time, at its discretion, liability records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within thirty (30) days after receipt.

Section 2.19                      Variable Interest Rate.  The interest rate on the Notes is subject to change from time to time based on changes in an independent index which is the one month British Bankers Association (BBA) LIBOR and reported by a major news service selected by the Lender (such as Reuters, Bloomberg or Moneyline Telerate).  If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or a holiday or for another reason, the One Month LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for the one month period and reported by the selected news service (the “Index”).  The Index is not necessarily the lowest rate charged by the Lender on its loans.  If the Index becomes unavailable during the term of the Loans, the Lender may designate a substitute index after notifying the Borrower.  The Lender will tell the Borrower the current index rate upon the Borrower’s request.  The interest rate change will not occur more often than each first day of each calendar month and will become effective without notice to the Borrower

ARTICLE III

Security Interest; Occupancy; Setoff

Section 3.1                      Grant of Security Interest.  The Borrower hereby pledges and grants to the Lender a security interest (the “Security Interest”) in and to the Collateral as security for the payment and performance of the Obligations.

Section 3.2                      Notification of Account Debtors and Other Obligors.  The Lender may, at any time during a Default Period and at other times with the Borrower’s prior written consent, notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

Section 3.3                      Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender during any Default Period.  At any time during a Default Period, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4                      Occupancy.

(a)           The Borrower hereby irrevocably grants to the Lender the right to take possession of the Premises at any time during a Default Period.

(b)           The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)           The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Commitment, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)           If the Lender pays or accounts for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5                      License.  The Borrower hereby grants to the Lender to the extent the Borrower can legally do so, a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, trade dress, franchises, trade names, copyrights and patents of the Borrower for the purpose of selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6                      Financing Statement.  A carbon, photographic or other reproduction of this Agreement or any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any State to perfect the Security Interest granted hereby.  For this purpose, the following information is set forth:

Name and address of Debtor: Lifecore Biomedical, LLC 3515 Lyman Boulevard Chaska, Minnesota 55318 Organizational ID No.: MN 2787794-2 Tax ID No.: 410948334

Name and address of Secured Party: BMO Harris Bank N.A. 50 South Sixth Street, Suite 1000 Minneapolis, Minnesota 55402

Section 3.7                      Setoff.  The Borrower agrees that the Lender may at any time or from time to time during the continuation of an Event of Default, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due.  The Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it will notify the Borrower of such exercise, but any failure by the Lender to give any such notice shall not affect the validity of such setoff right.  In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

ARTICLE IV

Conditions of Lending

Section 4.1                      Conditions Precedent to the Initial Advances, the Term Loan and the Initial Letter of Credit.  The Lender’s obligation to make the initial Advances and the Term Loan shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)           This Agreement, properly executed by the Borrower.

(b)           The Notes, properly executed by the Borrower.

(c)           A Compliance Certificate in the form attached hereto as Exhibit C properly completed and executed by the Borrower, indicating that the Borrower is in compliance with all covenants set forth herein as of the date hereof.

(d)           A Borrowing Base Certificate in the form attached hereto as Exhibit D, properly completed and executed by the Borrower, indicating that the Borrowing Base exceeds the amount of the initial Advance as of the date hereof.

(e)           A copy of the Borrower’s budget for the fiscal year ending in 2013.

(f)           The other Loan Documents, properly executed or delivered by the parties thereto, all of which shall be in form and substance acceptable to the Lender.

(g)           Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, and (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Advances, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights  satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(h)           A certificate of the Borrower’s Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower’s board of governors and, if required, members, authorizing the execution, delivery and performance of the Loan Documents, (ii) the Borrower’s articles of organization and limited liability company agreement, and (iii) the signatures of the Borrower’s officers authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(i)           Current certificates issued by the Secretary of State of the State of Minnesota, certifying that the Borrower is in good standing and otherwise in compliance with all applicable organizational requirements of the State of Minnesota.

(j)           Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary.

(k)           An opinion of counsel to the Borrower, addressed to the Lender.

(l)            Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(m)           Payment of the fees and commissions due through the Funding Date and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 9.6 hereof, including all legal expenses incurred through the date of this Agreement.

(n)           Such other documents as the Lender in its reasonable discretion may require.

Section 4.2                      Conditions Precedent to All Advances and Letters of Credit.  The Lender’s obligation to make each Advance or to issue any Letter of Credit shall be subject to the further conditions precedent that on such date:

(a)           the representations and warranties contained in Article V hereof are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b)           no event has occurred and is continuing, or would result from such Advance or the issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default; and

(c)           the Borrower shall have delivered to the Lender the Borrowing Base Certificate required in connection with any Advance.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Lender as follows:

Section 5.1                      Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Tax Identification Number and Organizational ID Number.  The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota and is in good standing in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower has all requisite power and authority, company or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 hereto.  The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1 hereto, and all of the Borrower’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations set forth in Schedule 5.1 hereto.  The Borrower’s tax identification number and organizational identification number are correctly set forth in Section 3.6 hereof.

Section 5.2                      Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary company action and do not and will not (i) require any consent or approval of the Borrower’s members; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s articles of organization or limited liability company agreement; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.3                      Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5.4                      Subsidiaries.  Except as set forth in Schedule 5.4 hereto, the Borrower has no Subsidiaries.

Section 5.5                      Financial Condition; No Adverse Change.  The Borrower has heretofore furnished to the Lender the audited financial statements for Landec for the fiscal year ended May 29, 2011, and the unaudited financial statements of Landec and the Borrower for the fiscal year-to-date period ended February 26, 2012, and those statements fairly present in all material respects the financial condition of Landec and the Borrower on the dates thereof and the results of its operations for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or financial condition of Landec or the Borrower.

Section 5.6                      Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, any Subsidiaries or any of its Affiliates or the properties of the Borrower, any Subsidiaries or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, any Subsidiaries or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of the Borrower, any Subsidiaries or any of its Affiliates.

Section 5.7                      Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.8                      Taxes.  The Borrower, all Subsidiaries and all Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them other than any such tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.  The Borrower, all Subsidiaries and all Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers or managers of the Borrower, any Subsidiaries or any Affiliate, as the case may be, are required to be filed, and the Borrower, all Subsidiaries and all Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due other than any such tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 5.9                      Titles and Liens.  The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 5.5 hereof and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect Permitted Liens.

Section 5.10                      Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any Subsidiaries nor any Affiliates maintains or has maintained any Plan.  Neither the Borrower nor any Subsidiaries nor any Affiliates has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA.  No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan.  Neither the Borrower nor any Subsidiaries nor any Affiliates has:

(a)           Any accumulated funding deficiency within the meaning of ERISA; or

(b)           Any liability or knows of any fact or circumstances which could reasonably be expected to result in any material liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 5.11                      Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the Borrower’s financial condition, properties or operations.

Section 5.12                      Environmental Matters.

(a)           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(i)           “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(ii)           “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(b)           To the Borrower’s knowledge, (i) there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no (ii) Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(c)           The Borrower has not disposed of Hazardous Substances in such a manner as to create any liability in excess of $100,000 under any Environmental Law.

(d)           To the Borrower’s knowledge, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.  To the Borrower’s knowledge, no such matter is threatened or impending.

(e)           The Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect.  No permit required under any Environmental Law is scheduled to expire within twelve (12) months and to the Borrower’s knowledge, there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(f)           To the Borrower’s knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(g)           The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents known to the Borrower or obtained by the Borrower, which describe or relate in any way to the environmental condition of the Premises or the compliance or non-compliance of the Borrower’s businesses with Environmental Laws.

Section 5.13                      Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.14                      Financing Statements.  The Borrower hereby authorizes the Lender to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When such financing statements are filed in the office of the Secretary of State of the State of Minnesota and other offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.15                      Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, to the Borrower’s knowledge subject to no defense, setoff or counterclaim outside of the ordinary course of business, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

ARTICLE VI

Borrower’s Affirmative Covenants

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1                      Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)           as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Landec, Landec’s audited financial statements with the unqualified opinion of independent certified public accountants selected by Landec and reasonably acceptable to the Lender, which annual financial statements shall include Landec’s balance sheet as at the end of such fiscal year and the related statements of Landec’s income and cash flows for the fiscal year then ended, together with an unaudited consolidating balance sheet and income statement for the Borrower, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)           as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, an operating budget for the following fiscal year of the Borrower, in reasonable detail;

(c)           as soon as available and in any event within thirty (30) days after the end of each fiscal quarter, unaudited internally prepared consolidated financial statements for Landec, which shall include a consolidating balance sheet, income statement and cash flow statement of the Borrower as at the end of and for such fiscal quarter, in reasonable detail and all prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes;

(d)           as soon as available and in any event within thirty (30) days after the end of each calendar quarter, a Compliance Certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit C hereto stating all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth herein;

(e)           as soon as available, and in any event not less than fifteen (15) days after the end of each calendar month, a Borrowing Base Certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit D hereto;

(f)           from time to time, such further information regarding the business operations, affairs, financial and other condition of the Borrower as the Lender may reasonably request;

(g)           as promptly as practicable (but in any event not later than five (5) days) after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower which seek a monetary recovery against the Borrower in excess of $100,000;

(h)           as promptly as practicable (but in any event not later than five (5) business days) after an officer of the Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(i)           promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s officers and/or directors;

(j)           promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;

(k)           promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition; and

(l)           promptly upon knowledge thereof, notice of any material adverse change in the financial condition of the Borrower or Landec.

Section 6.2                      Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time reasonably request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times upon reasonable prior notice during ordinary business hours, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents.  The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours.  The Borrower shall reimburse the Lender for all costs and expenses incurred in connection with such examination and inspection.

Section 6.3                      Account Verification.  The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts.  If the Borrower fails to comply with the Lender’s request to have accounts verified, the Lender may also at any time and from time to time contact account debtors and other obligors to verify accounts.

Section 6.4                      Compliance with Laws.

(a)           The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation in any material respect of any federal, state or local law, statute or ordinance.

(b)           Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply in all material respects with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.5                      Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.6                      Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s reasonable business judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

(b)           The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender and the holders of Permitted Liens) claiming the Collateral or any interest therein.

(c)           The Borrower will keep all Collateral free and clear of all security interests, liens and encumbrances except Permitted Liens.

Section 6.7                      Insurance.  The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be reasonably required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates.  Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.8                      Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.9                      Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge the originals of all instruments, documents and chattel papers evidencing an obligation in excess of $50,000 and constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.10                     Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.5 and 6.7 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender within ten (10) days after written demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate of the Term Note.  To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section.

Section 6.11                      Maintenance of Accounts.  The Borrower will maintain all of its operating accounts at the Lender.  All of such accounts shall be moved to the Lender within one hundred twenty (120) days after the date of this Agreement.

Section 6.12                      Minimum Fixed Charge Coverage Ratio.  The Borrower shall achieve a minimum Fixed Charge Coverage Ratio of 1.10 to 1.00, measured at the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending August 26, 2012.

Section 6.13                      Minimum Quick Ratio.  The Borrower shall achieve a minimum Quick Ratio of 1.25 to 1.00, measured as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending August 26, 2012.

Section 6.14                      Minimum Tangible Net Worth.  The Borrower shall maintain a minimum Tangible Net Worth of $29,000,000, measured as of May 28, 2013, and as of the end of each fiscal year of the Borrower thereafter.

ARTICLE VII

Negative Covenants

So long as the Obligations shall remain unpaid, or the Credit Facility remains outstanding, the Borrower agrees that, without the Lender’s prior written consent:

Section 7.1                      Liens.  The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a)           mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 7.1 hereto, securing indebtedness for borrowed money permitted under Section 7.2 hereof (including, without limitation, the mortgage securing the obligations evidenced by the Reimbursement Agreement);

(b)           the Security Interest and liens and security interests created by the Security Documents;

(c)           purchase money security interests and capitalized leases relating to the acquisition of Equipment of the Borrower not exceeding the lesser of cost or fair market value thereof so long as on the date of the incurrence thereof no Default Period is then in existence and none would exist immediately after such acquisition.

(d)           liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith by appropriate proceedings and for which proper reserves have been made;

(e)           deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(f)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(g)           mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings and for which proper reserves have been made;

(h)           liens incurred in connection with leases, subleases, licenses and sublicenses granted in the ordinary course of the Borrower’s business, to Persons not interfering in any material respects with the business of the Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such lease, sublease, license or sublicense;

(i)           banker’s liens and similar liens (including set-off rights) in favor of the Lender in respect of bank deposits; and

(j)           a pledge of cash in the amount of up to $500,000 to secure a Hedging Obligation entered into by the Borrower with Wells Fargo Bank, National Association.

Section 7.2                      Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           indebtedness arising hereunder;

(b)           indebtedness of the Borrower which is unsecured and is incurred in the ordinary course of the Borrower’s business (such as accounts payable), but specifically excluding any such indebtedness for borrowed money; and

(c)           indebtedness relating to Permitted Liens.

(d)           unsecured intercompany indebtedness owed by the Borrower to Holdings, Landec or any of Landec’s Affiliates from time to time;

(e)           indebtedness of the Borrower that may be deemed to exist in connection with any Contingent Purchase Price Payments; and

(f)           any Hedging Obligations in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, including without limitation, the Hedging Obligation referenced in Section 7.1(j) above.

Section 7.3                      Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

Section 7.4                      Investments and Subsidiaries.  The Borrower will not create or permit to exist any Subsidiary, other than the Subsidiar(y)(ies) in existence on the date hereof and listed in Schedule 5.4 hereto.

Section 7.5                      Distributions or Dividends.  During a Default Period, the Borrower will not make any distributions or pay any dividends to its members or make any payment on account of the purchase, redemption or other retirement of any ownership interests in the Borrower, or make any distribution in respect thereof, either directly or indirectly; provided, however, (i) the Borrower shall be permitted to pay management fees and cash payments to Holdings and/or Landec so long as it is in compliance with the financial covenants set forth in Sections 6.12, 6.13 and 6.14 hereof, and (ii) the Borrower may make dividends and distributions during any fiscal year in amounts necessary to allow Holdings to make payments in respect of its federal income tax liability (and, if applicable, state income tax liability) attributable to its share of the Borrower’s taxable income (determined in accordance with the Internal Revenue Code) (including estimated tax payments determined in good faith by the Borrower which are required to be made by its members with respect thereto).

Section 7.6                      Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock or membership interest of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business or the sale of worn, surplus, defective, broken or obsolete items or, so long as no Default Period is continuing, sales of Equipment that are promptly replaced with similar new Equipment, and will not liquidate, dissolve or suspend business operations, and (b) dispositions of other assets in any given fiscal year of the Borrower in an aggregate amount not to exceed $250,000.  The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.  Notwithstanding the foregoing, nothing herein shall be construed so as to prohibit the Borrower from disposing of, and reinvesting in, cash equivalents and other investments permitted pursuant to the Borrower’s board of director approved investment policy.

Section 7.7                      Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 7.8                      Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.9                      Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 7.10                      Discounts, etc.  The Borrower will not, after notice from the Lender given during a Default Period, (i) grant any discount, credit or allowance in excess of $1,000 to any customer of the Borrower or (ii) accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower, in each case, outside the ordinary course of business.

Section 7.11                      Accounting.  The Borrower will not adopt any material change in accounting principles other than as required by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 7.12                      Defined Benefit Pension Plans.  The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 5.10 hereof.

Section 7.13                      Other Defaults.  The Borrower will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower evidencing indebtedness in excess of $100,000.

Section 7.14                      Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name.

Section 7.15                      Organizational Documents; Limited Liability Company Status.  The Borrower will not amend its articles of organization or limited liability company agreement without the prior written consent of the Lender.  The Borrower will not change or rescind its status as a limited liability company.

Section 7.16                      Change in Ownership.  The Borrower will not issue or sell any membership interest of the Borrower so as to change the percentage of voting and non-voting membership interest owned by each of the Borrower’s members, and the Borrower will not permit or suffer to occur the sale, transfer, assignment, pledge or other disposition of any or all of the issued and outstanding membership interests of the Borrower.

Section 7.17                      Loans.  The Borrower will make no loans or extensions of credit to any Person, except those listed on Schedule 7.17 hereto and except for (a) trade receivables in the ordinary course of business, and (b) loans to Holdings or Landec from time to time so long as after giving effect to such loans the Borrower will continue to be in compliance with the financial covenants set forth in Sections 6.12, 6.13 and 6.14 hereof.

ARTICLE VIII

Events of Default, Rights and Remedies

Section 8.1                      Events of Default.  “Event of Default,” wherever used herein, means any one of the following events:

(a)           Failure to pay, when due, (i) all or any portion of the Obligations, (ii) any other indebtedness of the Borrower to the Lender or (iii) any other indebtedness of the Borrower to any third party of at least $100,000, in each case not otherwise addressed in clause (b) below, whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

(b)           Default for a period in excess of three (3) Banking Days in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower to the Lender under this Agreement;

(c)           Default in the performance, or breach, of any covenant or agreement of the Borrower contained in Sections 6.12, 6.13 or 6.14 hereof;

(d)           Except as set forth in (c) above, default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any of the other Loan Documents, continuing for in excess of thirty (30) days following notice thereof to the Borrower;

(e)           The Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due;

(f)           If a petition or answer proposing the adjudication of the Borrower as a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or of all or substantially all of the assets of the Borrower shall be appointed in any proceeding brought against the Borrower and shall not be discharged within sixty (60) days of such appointment; or if the Borrower shall consent to or acquiesce in such appointment; or if any property of the Borrower shall be levied upon or attached in any proceeding;

(g)           Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective;

(h)           final judgment(s) for the payment of money in excess of $100,000, individually or in the aggregate, shall be rendered against the Borrower and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

(i)           A default under any bond, lease, debenture, note or other evidence of indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease;

(j)           The Borrower shall be or become insolvent (whether in the equity or bankruptcy sense);

(k)           Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing sixty (60) days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower’s assets in favor of the Plan;

(l)           The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent;

(m)           The Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor), or notice of any state or federal tax liens shall be filed or issued;

(n)           An event of default occurs under the Reimbursement Agreement; or

(o)           Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender, which continues beyond any applicable cure period.

Section 8.2                      Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)           the Lender may, by notice to the Borrower, declare the Commitment and the Credit Facility to be terminated, whereupon the same shall forthwith terminate;

(b)           the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)           the Lender may refuse to make any Advances hereunder;

(d)           the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(e)           the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereto which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(f)            the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g)           the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 8.1 hereof, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

Section 8.3                      Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3 hereof) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE IX

Miscellaneous

Section 9.1                      No Waiver; Cumulative Remedies.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2                      Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3                      Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below:

If to the Borrower: Lifecore Biomedical, LLC 3515 Lyman Boulevard Chaska, Minnesota 55318 Telecopier: (952) 368-3411 Attention: Scott Collins

If to the Lender: BMO Harris Bank N.A. 50 South Sixth Street, Suite 1000 Minneapolis, Minnesota 55402 Telecopier: (612) 904-8011 Attention: Stacy Voves

or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) three (3) Banking Days after being deposited in the mail if delivered by mail, (c) the next succeeding Banking Day if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.

Section 9.4                      Further Documents.  The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 9.5                      Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 9.6                      Costs and Expenses.  The Lender shall pay its attorneys for the cost of the preparation of the Loan Documents.  The Borrower agrees to pay within ten (10) days after written demand all other costs and expenses including, without limitation, attorneys’ fees, appraisal fees, filing fees and search fees, incurred by the Lender in connection with the Obligations, this Agreement, the other Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including, without limitation, all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.  The Lender shall be entitled to debit any account of the Borrower at the Lender for any and all amounts payable hereunder or under the other Loan Documents.

Section 9.7                      Indemnity.  In addition to the payment of expenses pursuant to Section 9.6 hereof, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)           any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(b)           any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.12 hereof proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.4(b) hereof; and

(c)           any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower’s obligation under this Section shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.  Notwithstanding the foregoing, the Borrower shall not have any Indemnified Liabilities to the extent they arise as a result of the gross negligence or willful misconduct of any Indemnitee.

Section 9.8                      Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 9.9                       Execution in Counterparts.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.10                     Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

Section 9.11                      Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.12                      Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.13                      Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  The parties hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

8636-155
6873112v5

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT]

LIFECORE BIOMEDICAL, LLC

By:	/s/ Dennis J. Allingham
Dennis J. Allingham President and Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT]

BMO HARRIS BANK N.A.

By:	/s/ Stacy Voves
Its:	Vice President

By:	/s/ Jessica Markkula
Its:	Vice President

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note
Exhibit B	Form of Term Note
Exhibit C	Compliance Certificate
Exhibit D	Borrowing Base Certificate
______________________________

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 5.4	Subsidiaries
Schedule 7.1	Permitted Liens
Schedule 7.17	Loans

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$8,000,000.00	Minneapolis, Minnesota
May 23, 2012

For value received, the undersigned, LIFECORE BIOMEDICAL, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of BMO HARRIS BANK N.A., a national banking association (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Eight Million and 00/100 Dollars ($8,000,000.00), or so much thereof as has been or may be advanced by the Lender to or for the benefit of the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, from the date hereof until this Note is fully paid at the rate or rates from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Revolving Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

LIFECORE BIOMEDICAL, LLC

By:
Dennis J. Allingham President and Chief Executive Officer

A-1

Exhibit B to Credit and Security Agreement

TERM NOTE

$12,000,000.00	Minneapolis, Minnesota
May 23, 2012

For value received, the undersigned, LIFECORE BIOMEDICAL, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of BMO HARRIS BANK N.A., a national banking association (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Twelve Million and 00/100 Dollars ($12,000,000.00), or so much thereof as has been or may be advanced by the Lender to or for the benefit of the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, from the date hereof until this Note is fully paid at the rate or rates from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Term Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

LIFECORE BIOMEDICAL, LLC

By:
Dennis J. Allingham President and Chief Executive Officer

B-1

Exhibit C to Credit and Security Agreement

Compliance Certificate

To:	BMO Harris Bank N.A.
Date:	__________________, 20___
Subject:	Lifecore Biomedical, LLC

In accordance with our Credit and Security Agreement dated as of May 23, 2012 (the “Credit Agreement”), attached are the financial statements of Landec Corporation and Lifecore Biomedical, LLC (the “Borrower”) as of and for ________________, 20___ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and fairly present the Borrower’s financial condition and the results of its operations as of the date thereof.

Events of Default.  (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

☐	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect to thereto.

I hereby certify to the Lender as follows:

☐	The Reporting Date marks the end of a fiscal quarter, hence I am completing all paragraphs below except paragraph 3.

☐	The Reporting Date marks the end of the Borrower’s fiscal year, hence I am completing all paragraphs below.

Financial Covenants.  I further hereby certify as follows:

1.           MINIMUM FIXED CHARGE COVERAGE RATIO.  Pursuant to Section 6.12 of the Credit Agreement, as of the Reporting Date, the Borrower’s Fixed Charge Coverage Ratio was _____ to 1.00 which ☐satisfies ☐does not satisfy the requirement that such ratio be not less than 1.10 to 1.00 as of the end of each fiscal quarter.

2.           MAXIMUM QUICK RATIO.  Pursuant to Section 6.13 of the Credit Agreement, as of the Reporting Date, the Borrower’s Quick Ratio was _____ to 1.00 which ☐ satisfies ☐does not satisfy the requirement that such ratio be less than 1.25 to 1.00 as of the end of each fiscal quarter.

C-1

3.           TANGIBLE NET WORTH.  Pursuant to Section 6.14 of the Credit Agreement, as of the Reporting Date, the Borrower’s Tangible Net Worth was $_______________ which ☐ satisfies ☐ does not satisfy the requirement that the Borrower’s Tangible Net Worth be at least $29,000,000 as of the end of each fiscal year of the Borrower.

Set forth above are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.  These computations were made in accordance with GAAP.

LIFECORE BIOMEDICAL, LLC

By:
Its:

C-2

Exhibit D to Credit and Security Agreement

Borrowing Base Certificate

LIFECORE BIOMEDICAL, LLC
Measurement Date: ___________________________

I. TOTAL ACCOUNTS
Less:
a) Over 120 days from invoice date
b) Disputed or subject to a claim or contra account
c) Government or school district accounts
d) Foreign accounts
e) Insolvent accounts
f) Affiliated accounts
g) Accounts not perfected or subject to lien or claim of another person
h) Restructured, extended, or otherwise modified accounts
i) Finance charges
j) All accounts of a debtor if 10% or more of amount due from debtor is more than 90 days past due or ineligible under a), b) or h) above
k) Accounts otherwise deemed ineligible

II. TOTAL ELIGIBLE ACCOUNTS III. BORROWING BASE FROM ELIGIBLE ACCOUNTS (ADVANCE RATE – 80%)

IV. TOTAL ELIGIBLE ABBOTT ACCOUNTS

V. BORROWING BASE FROM ELIGIBLE ABBOTT ACCOUNTS (ADVANCE RATE – 70%)

VI. TOTAL ELIGIBLE CANADIAN ACCOUNTS

VII. BORROWING BASE FROM ELIGIBLE CANADIAN ACCOUNTS (ADVANCE RATE – 75%)

VIII. TOTAL ELIGIBLE NOVARTIS ACCOUNTS

IX. BORROWING BASE FROM ELIGIBLE NOVARTIS ACCOUNTS (ADVANCE RATE – 70%)

X. BORROWING BASE FROM ELIGIBLE ACCOUNTS (III PLUS V PLUS VII PLUS IX)

D-1

XI. TOTAL INVENTORY
Less:
a) Inventory in transit not covered by security interest in favor of Lender
b) Supplies, packaging or parts inventory
c) Work-in-process inventory
d) Damaged, obsolete, not currently saleable inventory
e) Inventory over twelve (12) months old
f) Returned inventory
g) Inventory not subject to a perfected first security interest
h) Inventory deemed otherwise ineligible

XII. TOTAL ELIGIBLE INVENTORY

(ADVANCE RATE – 65%)

XIII. ELIGIBLE RAW MATERIAL

(ADVANCE RATE – 50%)

XIV. BORROWING BASE FROM ELIGIBLE INVENTORY AND ELIGIBLE RAW MATERIAL (NOT TO EXCEED $5,000,000)

XV. DIRECT BORROWINGS AS OF MEASUREMENT DATE

XVI. LETTERS OF CREDIT OUTSTANDING AS OF MEASUREMENT DATE

XVII. AVAILABLE BORROWING BASE (X PLUS XIV, MINUS XV AND XVI)

D-2

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Other Names:	None.
Chief Executive Office/Principal Place of Business:	3515 Lyman Blvd., Chaska, MN 55318.
Offsite Records:	9450 W. Bloomington Fwy., Bloomington, MN 55431 (Network backup tapes storage).
Other Inventory and Equipment Locations:	None.
Tax Identification Number:	41-0948334.
Organizational Identification Number:	MN 2787794-2.

Schedule 5.4 to Credit and Security Agreement

Subsidiaries

None.

Schedule 7.1 to Credit and Security Agreement

Permitted Liens

Lender	Lease Type	Balance	Lease Start Date	Lease End Date
General Electric Capital Corporation	Equipment Lease	$32,756.00	10/18/2010	10/18/2015
General Electric Capital Corporation	Equipment Lease	$77,883.00	11/18/2011	11/18/2015
HP Financial Services	Equipment Lease	$3,887.80	04/11/2011	04/10/2013

Schedule 7.17 to Credit and Security Agreement

Loans

None.